May 16, 2006

Mr. J. Patrick Spainhour
2267 Waverly Drive
West Point, MS 39773

Re:	Employment as Interim Chairman and Chief Executive Officer of The ServiceMaster Company
Dear Mr. Spainhour:
On behalf of the Board of Directors of The ServiceMaster Company (the “Company”), I am pleased to offer you employment with the Company as its Interim Chairman and Chief Executive Officer.
1. Your employment with the Company will commence as of May 16, 2006 (the “Effective Date”).

2. As Interim Chairman and Chief Executive Officer, you will report to the Board of Directors of the Company (the “Board”), and perform the duties customarily associated with such position, including such specific duties as the Board may from time to time assign to you. You will be expected to perform faithfully and loyally and to the best of your abilities the duties assigned to you and to devote your full business time, attention and effort to the affairs of the Company and its subsidiaries, and use your reasonable best efforts to promote the interests of the Company and its subsidiaries.

3. Your base salary will be paid, in accordance with the Company’s regular payroll practices, at an initial annual rate of $800,000 (less any withholdings and deductions required by law or authorized by you). Your base salary will be reviewed by the Compensation and Leadership Development Committee and the Board at the end of each calendar year.

4. You will be paid a guaranteed bonus for your service as Interim Chairman and Chief Executive Officer during 2006 in an amount equal to 150% of any salary paid for service in 2006; provided, that any such bonus would be paid when paid to other executive officers of the Company (but not later than March 15, 2007) and such bonus would not be payable by the Company if you terminate your employment for any reason other than death or disability or if the Board terminates your employment for cause. For purposes of this letter agreement, “cause” means: (a) a material breach by you of your duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within 30 days after receipt of written notice from the Board specifying such breach; (b) the commission by you of a felony or misdemeanor involving any act of fraud, embezzlement or dishonesty or any other intentional misconduct by you that adversely and significantly affects the business affairs or reputation of the Company or an affiliated company; or (c) any failure to cooperate with any investigation or inquiry into your business practices, whether internal or external, including, but not limited to your refusal to be deposed or to provide testimony at any trial or inquiry. You may elect to defer the receipt of salary and/or bonus by completing the appropriate documents under the ServiceMaster Deferred Compensation Plan

5. You will be entitled to those employee benefits and perquisites which the Company from time to time generally makes available to its executive officers (“Benefits”) subject to the terms and conditions of such benefit plans or programs; provided that, subject to Section 9 below, you do not have the right to participate in the Company’s equity incentive plan in 2006 or the right to enter into a change in control severance agreement. The Benefits include, without limitation, 401(k), deferred compensation plan, employee stock purchase plan, medical insurance, dental insurance, life insurance, accidental death and dismemberment insurance, vision insurance, disability insurance, flexible spending account, four-weeks of paid annual vacation and such other benefits as the Board or Compensation and Leadership Development Committee may determine from time to time. The Company reserves the right to modify, amend, suspend, or terminate any or all such employee benefit plans and policies at any time.

6. You will be reimbursed for all proper and reasonable expenses incurred by you in the performance of your duties in accordance with the policies of the Company.

7. Your employment by the Company will terminate following the appointment by the Board of a new Chief Executive Officer, and at the request of the Board you will be expected to cooperate in the transition of your duties and responsibilities to the new Chief Executive Officer.

8. Subject to the approval of the Board of Directors, you will be appointed to serve on the Executive Committee of the Board.

9. Under the federal securities laws and the listing standards of the New York Stock Exchange, at the Effective Date you will become ineligible to serve on the Audit and Finance Committee of the Board of Directors. Accordingly, by your execution of this letter agreement, you are resigning from service on the Audit and Finance Committee as of the Effective Date. Notwithstanding your appointment as Interim Chairman and Chief Executive Officer, the parties agree that it is their intention that you would continue to serve on the Board of Directors after you cease to serve as Interim Chairman and Chief Executive Officer.

10. From and after the Effective Date and through and including the date that is one year after the effective date of your termination of employment, you will not do any of the following, directly or indirectly, without the prior written consent of the Board:

(a) directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which the Company is directly or indirectly then conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by the Company or any subsidiary of the Company; or

(b) directly or indirectly attempt to induce any employee of the Company or a subsidiary of the Company to terminate or abandon his or her employment for any purpose whatsoever or any attempt directly or indirectly to solicit the trade or business of any current customer, supplier or partner of the Company; or

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(c) directly or indirectly engage in any activity which is contrary, inimical or harmful to the interests of the Company, including but not limited to (i) violations of Company policies, (ii) disclosure or misuse of any confidential information or trade secrets of the Company or a subsidiary of the Company, (iii) participation in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a Change in Control (as defined in the Company’s 2003 Equity Incentive Plan) and (iv) conduct related to employment for which either criminal or civil penalties may be sought.

You acknowledge that any breach of this Section will result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. You agree, therefore, that, in addition to any other remedy the Company may have, the Company will be entitled to seek both preliminary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages and/or the posting of a bond.

11. We are extending this offer to you on the condition that you not use or disclose to the Company any confidential information of anyone that you previously worked for, and with the understanding that your employment with the Company will not violate or be restricted by any noncompetition or other agreement with anyone else. If this is not the case, please inform us immediately.

12. During your employment with the Company as Interim Chairman and Chief Executive Officer, you will continue to earn any fees for your service on the Board. You may engage in charitable, civic or community activities and, with the prior approval of the Board, may serve as a director of any other business corporation, provided that such activities or service does not interfere with your duties to the Company or violate the terms of any of the covenants contained in this letter agreement; it being understood that your current service as a director at Circuit City Stores, Inc. and Tupperware Corporation has been approved by the Board.

13. This letter agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

14. No provision of this letter agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by you and by a member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by you or the Company to insist upon strict compliance with any provision of this letter agreement or to assert any right which you or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this letter agreement

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15. The interpretation, construction and performance of this letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws. The invalidity or enforceability of any provision of this letter agreement shall not affect the validity or enforceability of any of the other provisions of this letter agreement, which other provisions shall remain in full force and effect.

16. Please note that the purpose of this letter is merely to describe the terms of your employment. This letter does not constitute a contract of employment and does not create any right to continued employment for any period of time. Your employment with the Company at all times will be “at will.” This means that either you or the Company may end your employment at any time for any or no reason.

The Board is deeply appreciative of your agreement to serve in this interim position. To indicate your acceptance, please sign this letter in the space below and return it to me. In the meantime, please do not hesitate to call me should you have any questions.

Very truly yours,
/s/ Sidney E. Harris
Sidney E. Harris
Presiding Director of the Board,
The ServiceMaster Company

AGREED TO AND ACCEPTED:

/s/ J. Patrick Spainhour
J. Patrick Spainhour

Dated: May 15, 2006

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